EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005, accompanying the financial statements of Spherix Incorporated for the year ended December 31, 2004, which is incorporated by reference in the Registration Statement and Prospectus (File No. 333-126930).  We consent to the use of the aforementioned report incorporated by reference in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia
September 16, 2005